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EXHIBIT 23.2

Independent Auditors' Consent

The Board of Directors
Realty Income Corporation:

        We consent to the use of our report dated January 24, 2003, except as to the third paragraph of Note 5, which is as of March 1, 2003, with respect to the consolidated balance sheets of Realty Income Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, stockholders' equity, and cash flows and Schedule III for each of the years in the three-year period ended December 31, 2002, incorporated by reference herein and to the reference to our firm under the heading "Interests of Named Experts and Counsel" in the registration statement.

                      /s/ KPMG LLP

San Diego, California
May 21, 2003

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Independent Auditors' Consent